Exhibit (a)(5)(x)
JOINT PRESS RELEASE
NEWS RELEASE
NTT DATA and Intelligroup Announce Expiration of
Hart-Scott-Rodino Waiting Period for Tender Offer
Tokyo, Japan, July 1, 2010 / Princeton, NJ, July 1, 2010 — NTT DATA CORPORATION (Tokyo Stock Exchange, First Section: 9613) (“NTT DATA”), the Japan-based leading IT services company, and Intelligroup, Inc. (OTC: ITIG) (“Intelligroup”), a US-based IT services company, today announced the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with NTT DATA’s previously announced tender offer for all outstanding shares of Intelligroup, at a price of $4.65 per share, net to the seller in cash, without interest, commenced by Mobius Subsidiary Corporation, an indirect wholly owned subsidiary of NTT DATA (the “Offer”). The Offer is scheduled to expire at 12:00 midnight (New York City time) on July 19, 2010.
Accordingly, the condition to the Offer that any applicable waiting period under the HSR Act shall have expired or been terminated has been satisfied. The Offer continues to be conditioned upon the other conditions described in the Offer to Purchase and the related letter of transmittal that NTT DATA filed as exhibits to its Tender Offer Statement on Schedule TO with the Securities and Exchange Commission on June 21, 2010, as amended.
MEDIA CONTACTS
Intelligroup, Inc.
Public Relations:
Pat Gray
pat.gray@intelligroup.com
646-810-7405
Investor Relations:
Norberto Aja and David Collins
Jaffoni & Collins Incorporated
itig@jcir.com
212-835-8500
NTT DATA
Public Relations:
Georgeson Inc.
Thomas Gardiner
tgardiner@georgeson.com
212-440-9872
NTT DATA Public Relations Department
webmaster@nttdata.co.jp

Investor Relations:
NTT DATA Investor Relations and Finance Office
stfsir@nttdata.co.jp
NOTES TO EDITORS
About NTT DATA CORPORTION
NTT DATA is a quoted subsidiary of Nippon Telegraph and Telephone Corporation. It offers a broad range of IT services including consulting, systems integration and IT outsourcing. NTT DATA posted total revenues of approximately JPY 1.1 trillion (USD 12.7 billion) for the year ended March 31, 2010, and has more than 34,500 employees. NTT DATA has taken various steps to develop the international business.
For further information please visit:
http://www.nttdata.co.jp/en/index.html
About Intelligroup, Inc.
Intelligroup is an enterprise applications systems integrator providing consulting, implementation, testing, application management, infrastructure management, and other IT services for global corporations. It possesses deep expertise and proprietary tools in industry-specific enterprise solutions and has been recognized by clients, partners and IT industry analysts for consistently exceeding expectations. Intelligroup won a global 2009 SAP Pinnacle Award, and is ranked as a ‘Leader’ on the 2010 Global Outsourcing 100® list by the International Association of Outsourcing Professionals (IAOP)®. Intelligroup’s global service delivery model combines onsite teams and offshore development capabilities to deliver solutions that accelerate results, reduce costs and generate meaningful ROI for clients.
For further information please visit:
http://www.intelligroup.com/
NOTE TO INVESTORS
This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. The tender offer to purchase shares of Intelligroup common stock is only being made pursuant to a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer (the “Tender Offer Statement”), which Mobius Subsidiary Corporation previously filed with the Securities and Exchange Commission (the “SEC”) and mailed to Intelligroup shareholders. In addition, Intelligroup previously filed a Solicitation / Recommendation Statement with respect to the tender offer (the “Recommendation Statement”). Security holders of Intelligroup are advised to read the Tender Offer Statement and Recommendation Statement, because they contain important information about the tender offer. Investors and security holders of Intelligroup also are advised that they may obtain free copies of the Tender Offer Statement and other documents filed by Mobius Subsidiary Corporation with the SEC and the Recommendation Statement and other documents filed by Intelligroup on the SEC’s website at http://www.sec.gov.
FORWARD-LOOKING STATEMENTS
This announcement contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements, including: statements that are preceded by, followed by, or that include the words “believes,” “anticipates,” “expects,” “could,” “should,” or similar expressions; statements regarding the expected timing of the completion of the transaction; statements regarding the ability to complete the transaction considering the various closing conditions; and any statements of assumptions underlying any of the foregoing. All estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect NTT DATA’s and Intelligroup’s current perspectives on existing trends and information. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties that are subject to change based on factors that are, in many instances, beyond NTT DATA’s and Intelligroup’s control.
###

3